EXHIBIT 10.5

CONFIDENTIAL TREATMENT REQUESTED

The confidential portions of this exhibit have been delivered separately to the Securities and Exchange Commission pursuant to a confidential application for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, as amended.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [***].

Amended and Restated License Agreement

This Amended and Restated License Agreement (this “Agreement”) is entered into and made effective the 16th day of December 2005 (the “Effective Date”) between UNIVERSITY OF MIAMI and its School of Medicine, whose principal place of business is at 1600 N.W. 10th Avenue, Miami, Florida 33 136 (hereinafter referred to as “LICENSOR”) and EYEGATE PHARMA SA, a French corporation whose principal place of business is at Tour de l’Horloge 4, place Louis Armand, 75012 PARIS, France and formerly known as Optis France SA (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, LICENSOR entered into a License Agreement, effective as of December 23, 1997 (the “Original License Agreement”), with OPTISINVEST NV. (“OPTISINVEST”) pursuant to which, among other things, LICENSOR granted to OPTISINVEST an exclusive license to all of LICENSOR’s right, title and interest in and to (i) the technology and product identified as a non-invasive device for transfer of pharmaceutical agents drugs, biomolecules and dyes in the eyes, orbital tissues, and tissues surrounding the eye, (ii) the Scientific Results (as defined in Section 1.9 of the Original License Agreement) and (iii) the Know-How (as defined in Section 1.11 of the Original License Agreement).

WHEREAS, OPTISINVEST filed a priority patent application in France on January 5, 1998 claiming, among other things, certain of the technology and inventions licensed exclusively by OPTISINVEST from LICENSOR pursuant to the Original License Agreement (such priority patent application being hereinafter referred to as the “Original Patent Application”).

WHEREAS, OPTISINVEST assigned and transferred all of its right, title and interest in and to the Original License Agreement to OPTIS B.V., an affiliate of OPTISINVEST, and LICENSOR consented to such transfer pursuant to a Transfer Agreement, dated August 1, 1998, executed and delivered by LICENSOR and OPTISINVEST.

WHEREAS, effective as of February 15, 1999, OPTISINVEST and OPTIS B.V. entered into an Assignment of Business Assets pursuant to which, among other things, OPTISINVEST assigned and transferred to OPTIS B.V. all right, title and interest of OPTISINVEST in and to the Original Patent Application and certain other patent applications that were previously filed by OPTISINVEST in Brazil, Canada, Israel, Japan, Mexico, South Korea, the United States and the European Union and that were foreign counterparts of the Original Patent Application.

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WHEREAS, on March 8, 1999, entered into and made effective june 22, 1998, OPTIS B.V. and LICENSEE, at the time an affiliate of OPTIS B.V., entered into a License Agreement pursuant to which, among other things, OPTIS B.V. granted to LICENSEE a worldwide, exclusive license to make, have made, use and sell any product which is covered under (i) the Original Patent Application, (ii) certain other related patent applications listed in such License Agreement, (iii) all foreign counterparts of the Original Patent Application and such other related patent applications and (iv) all patents issuing from the Original Patent Application, such other related patent applications and such foreign counterparts.

WHEREAS, on December 13, 2002, OPTIS B.V. and LICENSEE entered into an Assignment Deed pursuant to which, among other things, OPTIS B.V. assigned and transferred to LICENSEE all right, title and interest of OPTIS B.V. in and to all patent rights pertaining to, and all inventions and discoveries disclosed or claimed in, (i) the Original Patent Application, (ii) certain other related patent applications listed in such Assignment Deed, (iii) all foreign counterparts of the Original Patent Application and such other related patent applications and (iv) all patents issuing from the Original Patent Application, such other related patent applications and such foreign counterparts.

WHEREAS, LICENSOR entered into an Agreement, effective as of December 18, 2002 (the “Modification Agreement”), with OPTIS B.V. pursuant to which, among other things, the terms of the Original License Agreement were modified as set forth in the Modification Agreement.

WHEREAS, simultaneously with the execution and delivery of this Agreement, LICENSOR, LICENSEE and OPTIS B.V. are entering into an Assignment, Consent and Termination Agreement for purposes of, among other things, (i) providing for the assignment and transfer by OPTIS B.V. of all of OPTIS B.V.’s right, title and interest in and to the Original License Agreement and the Modification Agreement to LICENSEE, (ii) acknowledging LICENSOR’s consent to the assignment referred to in the foregoing clause (i), and (iii) terminating the Modification Agreement.

WHEREAS, LICENSOR and LICENSEE desire to enter into this Agreement for purposes of amending and restating the terms of the Original License Agreement to read in their entirety as set forth in this Agreement.

NOW THEREFORE, for these and other valuable considerations, the receipt of which is hereby acknowledged, the parties hereby amend and restate the Original License Agreement to read in its entirety as follows:

1.          Definitions:

1.1.        “Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with, LICENSOR or LICENSEE. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

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1.2.        “Sublicensee” as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and sell the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

1.3.        “Patent Rights” shall mean LICENSEE’s rights in the patents and patent applications listed in Appendix A attached hereto, or any new claim, re-examination, reissue or improvement or extension thereof, and the foreign counterpart patents, patent applications and patents issuing therefrom.

1.4.        “Product” shall mean any machine, equipment, or device that has been reduced to practice in the Report of Invention Disclosure and that:

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which such machine, equipment or device is made, used or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which such process is used or in which such machine, equipment or device is used or sold; or

(c)	is covered in whole or in part by the Know How defined in Section 1.10 below.

1.5.        “Net Sales” shall mean (I) the amount invoiced on account of sale of Products by LICENSEE to third party purchasers or users of Products that are not Sublicensees or Affiliates of LICENSEE, less, if and to the extent appropriately documented, (a) cash discounts to purchasers allowed in amounts customary in the trade, (b) amounts for transportation, insurance or shipping charges to purchasers, (c) credits for returns, allowances or trades, (d) taxes and duties levied on the sale of Products, whether absorbed by Licensee or paid by the purchaser and (e) allowances or reserves for bad debt taken or established in accordance with generally accepted accounting principles, and (II) all royalties received by LICENSEE from Sublicensees in connection with sales of Products by such Sublicensees. In the event that a Product is sold as a component of a Bundled Product, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction A/(A+B) where A equals the average selling price of such Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product(s) included in such Bundled Product sold separately in finished form, in each case in the relevant country in which sales of such Bundled Product were made. In the event that no separate sale of such Product is made in the relevant country in which the sale of such Bundled Product was made and that there are separate sales of the relevant other product(s) included in such Bundled Product in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction (E – B)/E, where E equals the average selling price of the Bundled Product for the country in which sales were made. In the event that no separate sale of either such Product or the relevant other product(s) is made in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction C/(C+D), where C equals the fully absorbed cost of manufacturing such Product and D equals the full absorbed cost of manufacturing the relevant other product(s).

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1.6.        “Territory” shall mean the world.

1.7.        “Field of Use” shall mean medical treatment for eyes by iontophoresis.

1.8.        “Scientific Results” shall mean all the results already obtained by LICENSOR and disclosed in the Report of Invention Disclosure.

1.9.        “Report of Invention Disclosure” shall mean the report describing (i) a certain invention or inventions and its or their related Know-How, (ii) certain scientific results, (iii) the potential applications of such invention or inventions, and (iv) the work needed to be performed to convert such invention or inventions into a marketable product, which report is dated 6/25/97 and owned by University.

1.10.      “Know-How” shall mean technical and other information, including information comprising or relating to concepts, discoveries, data, designs, formulae, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing, formulations and processes (including manufacturing processes, specifications and techniques) that is or are disclosed in the Report of Invention Disclosure.

1.11.      “Bundled Product” shall mean Product sold to a third party in combination with one or more other products or services and where the price of the Product is not shown separately on the invoice.

2.          Grant

2.1.        In consideration for payment of royalties, LICENSOR hereby grants to LICENSEE an exclusive license in the Territory for the Field of Use, with the right to sublicense, under the Scientific Results and Know-How, (i) to research, develop, make, have made, use and sell Products and (ii) to practice the Scientific Results, the Know-How and all of the inventions disclosed in the Report of Invention Disclosure.

2.2.        LICENSOR grants to the LICENSEE the authority to make any application for patents, including patent applications related to Scientific Results, in the name of LICENSEE; all expenses of obtaining and maintaining said patents shall be paid by LICENSEE.

2.3.        LICENSOR retains the right to practice the Scientific Results, Know-How and inventions licensed pursuant to Section 2.1 hereof for its own internal educational and research purposes but not for Commercial Purposes (as defined below). For purposes of this Section 2.3, the term “Commercial Purposes” means the use of the Scientific Results, Know-How or such inventions in a product which is sold or otherwise commercially distributed for use in the Field, or for the purpose of developing, producing, manufacturing, making, having made, using, distributing for sale, promoting, marketing, offering for sale, selling, having sold, importing or exporting any product for use in the Field.

2.4.        For the filing of patents applications within the Patent Rights by LICENSEE, any Affiliate of LICENSEE or any Sublicensee, LICENSOR undertakes:

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2.4.1.     to communicate to LICENSEE all technical information necessary in order to file such patent applications,

2.4.2.     to do such acts and execute such documents as shall be necessary or desirable to enable LICENSEE to file such patent applications and prosecute said applications up to delivery of a granted patent.

2.5.        A copy of filed patent application(s) within the Patent Rights and a copy of any related search report shall be given to LICENSOR.

2.6.        Inventors shall be mentioned as such on the patents within Patent Rights. In this respect, LICENSOR undertakes to cause such inventors to do such acts and execute such documents as shall be necessary or desirable to enable LICENSEE to file any and all patent applications within the Patent Rights and prosecute said patent applications up to delivery of a granted patent at LICENSEE’s expense.

2.7.        If LICENSEE decides not to file, prosecute or maintain any Patent Rights, it must notify in due time LICENSOR so that LICENSOR can, if it wants, substitute themselves in the procedure of filing, prosecuting or maintaining said Patent Rights.

3.          Term

The term of this Agreement shall commence on the Effective Date of this Amended and Restated License Agreement and shall remain in effect for the later of twelve (12) years after the date of the first commercial sale or the date of the last to expire patent under the Patent Rights unless this Agreement is terminated earlier in accordance with the provisions of Section 15. Upon expiration of this Agreement LICENSEE retains a fully paid up and perpetual license to the Product and Know-How, the Scientific Results and all of the inventions disclosed in the Report of Invention Disclosure unless this Agreement is terminated earlier in accordance with the provisions of Section 15.

4.          United States Laws:

4.1.       This Agreement is subject to all of the terms and conditions of Public Law 96-517 as amended, and LICENSEE agrees to take all action necessary on its part as LICENSEE to enable LICENSOR to satisfy its obligation thereunder, relating to invention(s)It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligation hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

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5.          Patent Protection and Infringement

5.1.       LICENSEE during the term of this Agreement is responsible for the filing and prosecution of all patents and applications included within the Patent Rights and for the payment of all maintenance fees in connection with such patents.

5.2.       LICENSEE shall promptly notify LICENSOR in writing of any third party claim of Patent Rights infringement which may be asserted against LICENSEE or LICENSOR, its Affiliates and any Sublicensees because of the manufacture, use, promotion and sale of Products.

5.3.       LICENSEE will defend, indemnify and hold harmless LICENSOR, its trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any third party claims of Patent Rights infringement which may be asserted against LICENSOR, and Affiliates because of the manufacture, use promotion and sale of Products. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims by LICENSEE or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSOR shall have no further liability to LICENSEE for any loss or damages LICENSEE may incur as a result of invalidity of the Patent Rights, LICENSOR will have the right, but not the obligation, to retain counsel at LICENSOR’s expense in connection with any such claim. Notwithstanding the foregoing provisions of this Section 5.3, in the event that any claim is made against LICENSEE or LICENSOR during the term of this Agreement alleging that the production, use or sale of Products infringes any patent of a third party, LICENSEE, instead of defending against such claim in accordance with the foregoing provisions of this Section 5.3, shall have the right to negotiate directly with such third party to obtain a license agreement under such third party’s patent rights on such terms as LICENSEE in its reasonable discretion shall deem appropriate. In such case, LICENSEE shall have the right to reduce royalty payments otherwise due to LICENSOR pursuant to Section 10 hereof with respect to Products by the amount by which LICENSEE is obligated to pay such third party for such license; provided, however, that such reduction does not reduce the amount of royalties due to LICENSOR pursuant to Section 10 hereof to an amount less than one half of the amount which otherwise would be due to LICENSOR pursuant to the provisions of Section 10 hereof.

5.4.       Upon learning of any infringement of Patent Rights by third parties in any country LICENSEE and LICENSOR will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE at its own expense shall have the right, but not the obligation, to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered.

5.5.      LICENSOR shall have no responsibility with respect to LICENSEE’s own trademarks and tradename, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

6.          Indemnification:

6.1.        LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its Trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney’s fees through the appellate levels) which may be brought against LICENSOR, its Trustees, officers, faculty, employees or students as a result of or arising out of any negligent act or omission of LICENSEE, its agents, or employees, or arising out of use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE or any third party of any Products.

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This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after termination or expiration of this Agreement. .

7.	Warranties

LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION(S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OR THAT THE USE OF A PRODUCT WILL NOT INFRIGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS. NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, CONSEQUENTAL, OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF ANY PRODUCT.

The provisions of this section shall continue beyond the termination of this Agreement.

8.	License Fees.

LICENSEE shall pay to LICENSOR a license fee in the amount of twelve thousand five hundred dollars ($12,500) within thirty (30) days of the Effective Date and shall also pay to LICENSOR an annual license fee in the amount of twelve thousand five hundred dollars ($12,500) on each anniversary date of the Effective Date during the term of this Agreement. The license fee paid or payable by LICENSEE pursuant to this Section 8 in respect of any year after the first commercial sale of a PRODUCT shall be creditable against royalties otherwise owed by LICENSEE to LICENSOR for the year in which the annual license fee is due..

9.	Milestone Payments and Royalties.

LICENSEE shall pay LICENSOR milestone payments as follows:

(a)	[***] within sixty (60) days of successful completion of the first proof of principle clinical study in human subjects any where in the Territory with respect to any of the Products; and

(b)	[***] within sixty (60) days of successful completion of the first FDA approved (IDE or IND) Phase II proof of principle clinical study in human subjects with respect to the Product; and

(c)	[***] within sixty (60) days of filing the first U.S. PMAA or NDA with respect to the Product; and

(d)	[***] within sixty (60) days of the first commercial sale of any of the Products.

*** CONFIDENTIAL TREATMENT REQUESTED

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For purposes of clarification, it is hereby understood and agreed that LICENSEE shall be required to make each of the milestone payments contemplated above in this Section 9 only once, regardless of the number of PRODUCTS or indications for any given PRODUCT for which each milestone described above in this Section 9 is achieved. Royalties

9.1.        In consideration of the license herein granted, LICENSEE shall pay royalties to LICENSOR as follows:

(a) “Running Royalty” on each Product with the applicable royalty rate determined on a Product-by-Product and country-by-country basis as follows:

(i)          in the case of sales of any Product in any country in which the sale or manufacture of such Product in such country would, absent a license, infringe a valid claim of an issued patent within Patent Rights in such country, a royalty amount equal to [***] of the Net Sales of such Product in such country; and

(ii)         in the case of sales of any Product in any country in which Licensee is not required to pay a royalty to University pursuant to, and in accordance with, the foregoing clause (i), a royalty amount equal to [***] of the Net Sales of such Product in such country.

9.2.        All payments shall be made in U.S. dollars; provided however, that if the proceeds of the sales upon which such royalty payments are based by LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars, and the LICENSEE does not have ongoing business operations or bank account in the country in which such sales were made or exportable, the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR’s name in a bank designated by LICENSOR in such country. Royalties in dollars shall be computed by converting the royalty currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of the LICENSEE’s quarter for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by appropriate United States governmental agency.

9.3.        In the event the royalties set forth herein are higher than the maximum permitted by the law or regulations in a particular country, the royalty payable for sales Products in such country shall be equal to the maximum permitted royalty under such law or regulation.

*** CONFIDENTIAL TREATMENT REQUESTED

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9.4.          In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of the LICENSOR and the payment to LICENSOR of net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE’s royalty obligations under this Agreement.

10.        Diligence Efforts

10.1.    LICENSEE shall use commercially reasonable efforts to manufacture, market and sell Products in those countries within the Territory where it is commercially reasonable to do so, and will exert commercially reasonable efforts to create a demand for Products in such countries.

10.2.    LICENSEE agrees to submit reports, upon LICENSOR's request, as to its commercially reasonable efforts to develop markets for Products.

10.3.    Unless LICENSEE has a Product approved and available for commercial sale in the United States prior to January 1, 2012, LICENSEE agrees to pay LICENSOR an annual minimum royalty of one hundred thousand dollars ($100,000) within thirty (30) days of such date and each January 1 thereafter until LICENSEE has a PRODUCT approved and available for commercial sale in the United States or this Agreement has expired or been terminated; provided that the annual minimum royalty shall increase by 15% on each January 1 thereafter until a Product is available for commercial sale or the license subject to this Agreement has expired or been terminated. In the event that an uncontrollable delay related to the FDA regulatory process and in the event LICENSEE has exercised diligence consistent with industry standards which can be demonstrated in writing by LICENSEE, LICENSEE may request a one year extension from LICENSOR to pay the first annual minimum royalty of one hundred thousand dollars ($100,000) and such extension shall not be unreasonably withheld.

In the event LICENSEE discontinues sales and marketing of the Product for more than twelve (12) months, LICENSOR may terminate this Agreement; provided, however, that the foregoing right to terminate shall not apply in the event that such discontinuation is primarily the result of (i) any Force Majeure Event, (ii) any undue delays caused by the FDA or any other regulatory body or (iii) patent infringement or product failure which can be demonstrated in writing by LICENSEE.

In the event that this Agreement is terminated, for any reason, or LICENSEE abandons exploitation of the results for any reason, all rights licensed by LICENSOR to LICENSEE pursuant to this Agreement shall revert to the LICENSOR and LICENSEE shall promptly execute any and all documents reasonably required by counsel for LICENSEE to transfer back such licensed rights to LICENSOR.

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11.      Reports and Records

11.1.    Commencing one (1) year after the first commercial sale of a Product, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of units of such Product sold hereunder by LICENSEE, (b) the total amount invoiced for all units of such Product sold, (c) all of the deductions applicable in computing the amount of Net Sales with respect to such Product, (d) the total amount of royalties received by LICENSEE from Sublicensees in connection with sales of Products by such Sublicensee, (e) total royalties due, and (f) names and addresses of all Sublicensees. Such reports shall be due within sixty (60) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due to the LICENSOR in United States dollars calculated in accordance with section 10.1 hereof.

11.2.    For a period of three (3) years from the date of each report pursuant to Section 12.1, LICENSEE shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by LICENSOR and acceptable to LICENSEE may have access, on reasonable business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expenses of such Certified Public Accountant or Accounting Firm performing such verification shall be borne by LICENSOR unless any such audit reveals an underpayment of royalty by more than ten (10%) percent, in which case the cost of such audit shall be paid by LICENSEE.

12.       Marking and Standards:

12.1.   Prior to the issuance of any patents included with the Patent Rights, LICENSEE agrees to mark and have Sublicensees mark Products (or their containers or labels) with a proper patent notice as specified under the patent laws of the United States.

12.2.   LICENSEE further agrees to maintain satisfactory standards in respect to the nature of any Product manufactured and/or sold by LICENSEE. LICENSEE agrees that all Products manufactured and/or sold by it shall be of a quality that is appropriate to products of the type here involved. LICENSEE agrees that similar provisions shall be included in any and all sublicenses at all tiers.

13.       Assignment:

13.1.   This Agreement is assignable by LICENSEE to (i) any Affiliate of LICENSEE, (ii) any successor or purchaser in accordance with the provisions of Section 14.2 below or (iii) any third party that has over fifty million dollars ($50,000,000) in annual sales, provided that such Affiliate or third party undertakes to perform the same obligations as LICENSEE is required to perform under this Agreement, including LICENSEE’s payment obligation under Section 10 hereof. In the case of any assignment of this Agreement other than as permitted under the foregoing clauses (i), (ii) or (iii) of this Section 14.1, such assignment shall require the prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed. LICENSOR shall have a period of no more than thirty (30) days after receiving written notice of any proposed assignment of this Agreement that requires LICENSOR’s consent, to provide or withhold such written consent in accordance with the provisions of this Section 14.1. Any determination made by LICENSOR to withhold any such written consent shall be set forth in writing detailing the justifications for LICENSOR’s determination. Any failure of LICENSOR to grant or withhold in writing any such consent within such thirty (30) day period in accordance with the foregoing provisions of this Section 14.1 shall be deemed and treated, for purposes of this Agreement, as if LICENSOR had granted such consent.

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13.2.   This Agreement is assignable by LICENSEE to a successor of LICENSEE’s business to which this Agreement pertains or to a purchaser of all or substantially all of LICENSEE’s assets to which this Agreement pertains. Any assignment of this Agreement pursuant to this Section 14.2 shall not require the consent of LICENSOR.

13.3.   This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

14.	Notice:

Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidence by postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

EYEGATE PHARMA SA
Tour de l’Horloge 4, place Louis Armand

75012 PARIS, France
Attention: Mr. Pierre Roy

All correspondence to LICENSOR shall be addressed, in duplicate, as follows:

FOR NOTICE

University of Miami
School of Medicine
Research and Graduate Studies
P.O. Box 016960 (R64)
1600 N.W. 10th Avenue
Miami, FL 33101
Attention: Dr. Norman Altman

Assistant Vice President
Business Affairs
327 Max Orovitz Building
1507 Levante Avenue
Coral Gables, Florida 33124-1432
Attention, Mr. Alan J. Fish

FOR NOTICE AND PAYMENT

Director
Office of Technology Transfer
P.O. Box 016960 (M811)
Miami, FL 33101
Attention: Dr. Gary S. Margules

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Either party may change the address to which correspondence to it is to be addressed by notification provided herein.

15.	Termination

15.1.    LICENSOR and LICENSEE shall have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement or provides a false report and continues in default for more than two (2) months after receiving written notice of such default or false report. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default. If LICENSOR commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties as set forth in Section 10 of this Agreement.

15.2.    The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to manufacture and marketing of Products. Accordingly, LICENSEE covenants and agrees that in the event any proceedings under Bankruptcy Act, as amended and in effect from time to time, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event the LICENSEE shall be adjudged insolvent or make an assignment for the benefits of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within sixty (60) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver shall not be so discharged within a period of sixty (60) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE, and LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

15.3.    LICENSEE shall have the right to terminate this Agreement upon ninety (90) days notice.

15.4.    Any termination of this agreement shall be without prejudice to LICENSOR’s right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any intellectual property to which LICENSEE has been granted rights pursuant to this Agreement, nor have the right to recover any royalties paid LICENSOR hereunder. Upon termination, LICENSEE, any Affiliate of LICENSEE and any Sublicensee shall have the right to dispose of Products then in their possession and to complete existing contracts for such Products, so long as contracts are completed within twelve (12) months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 10 hereof.

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16.       Certificate of Insurance

16.1.    Prior to commencement of human subject testing, LICENSEE shall maintain liability insurance coverage for the Product in the amount of five million dollars ($5,000,000) and, at no expense to LICENSOR, LICENSEE shall name LICENSOR as additional insured. Prior to commencement of human testing, LICENSEE undertakes to provide a certificate of insurance to LICENSOR.

16.2.    LICENSEE agrees to carry and keep in force, at its expense, general liability insurance with limits not less than $1,000,000 per incident and $3,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property of any person. Such insurance shall contain an endorsement naming University as an additional insured with respect to this agreement. Insurance Certificates should be sent to the University of Miami, attention Ms. Andrea Orange, 33 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33124-1437.

The provisions of this section shall continue beyond the termination or expiration of this Agreement.

17.       Use of Name

LICENSEE shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Alan J. Fish, Assistant Vice President, 33 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33124-1432.

17.1.    The parties to this Agreement shall endeavor to settle amicably any and all disputes that may arise as to interpretation of or performance under this Agreement. If such endeavors fail, then either party shall be free to pursue its remedies in law or in equity.

18.      Captions:

The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

19.       Severability

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

20.       Survival:

20.1.     The provisions of Sections 5, 6, 7 and 14 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

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20.2.    The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

21.       Amendment:

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

22.       Waiver:

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

23.       Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, supercedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may amended only by an instrument in writing executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of Effective Date.

EYEGATE PHARMA SA

Date: December 16, 2005

	By:	/s/ Pierre Roy
Name: Pierre Roy
Title: President

UNIVERSITY OF MIAMI

Date: December 20, 2005

	By	/s/ Gary Margules

Name: Gary Margules

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Appendix A

PATENT RIGHTS

French patent application N°9800009 (now granted, same number)

-European patent application N°98 403189.8 (now granted, N°0927560)

-Canadian patent application N°2 257 749

-Japanese patent application N°10-373 848

-US patent application N°09/225,206 (now granted, N° 6,154,671)

-Mexican patent application N°9900311

-Korean patent application N°98-59369

-Brazilian patent application N°PI 99 00009-1

-Israeli patent application N° 127 711 (now granted, same number)

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